UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2011

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2011, the Compensation Policy Committee (the “Committee”) of the Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (the “Company”), approved certain compensation arrangements for the Company’s executive officers, including the Company’s named executive officers.

For each named executive officer, the Committee approved a base salary and a target bonus percentage, which became effective immediately. While the Committee has set the target bonus percentages for the named executive officers, it expects to establish the terms of the bonus plan and set the performance measures and targets for the bonus payable in 2012 at a later date. The Committee approved the following base salaries: Stephen P. Weisz, President and Chief Executive Officer, $678,000; John E. Geller, Jr., Executive Vice President and Chief Financial Officer, $403,000; Robert A. Miller, Executive Vice President and Chief Operating Officer – International, $483,000; R. Lee Cunningham, Executive Vice President and Chief Operating Officer – North America and Caribbean, $343,000; Brian E. Miller, Executive Vice President – Sales, Marketing and Service Operations, $573,000; and James H Hunter, IV, Executive Vice President and General Counsel, $338,000. The Committee approved the following target bonus amounts: Mr. Weisz, 80%; Mr. Geller, 60%; Mr. Robert Miller, 60%; Mr. Cunningham 60%; Mr. Brian Miller, 50%; and Mr. Hunter, 60%.

The Company is providing voluntary disclosure for Mr. Cunningham, Executive Vice President and Chief Operating Officer—North America and Caribbean, because of the significant contributions of that line of business to the financial results of the Company in its most recently completed fiscal year. Mr. Cunningham should not be considered a named executive officer of the Company under the rules of the United States Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: November 29, 2011	By:	/s/ James H Hunter, IV
	Name:	James H Hunter, IV
	Title:	Executive Vice President, General Counsel and Secretary

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